KEMPER(R)

CONTRACTUAL LIABILITY COVERAGE PART DECLARATIONS

GENERAL LIABILITY POLICY NUMBER: 3AB 046337

1.   NAMED INSURED

     MECHANICAL BREAKDOWN ADMINISTRATORS, INC., A DELAWARE CORPORATION MECHANICAL BREAKDOWN ADMINISTRATORS, INC. OF ARIZONA

2.   MAILING ADDRESS

     9419 E. SAN SALVADOR, SUITE 105, SCOTTSDALE, AZ 85261

3.   POLICY PERIOD

     FROM: 07/ 01/ 00              TO: CONTINUOUS UNTIL CANCELLED

     12: 01 A. M. Standard Time At The Address Of The Named Insured

4.   COVERAGE

     The Insurance afforded is only with respect to Designated Contracts issued by the Name Insured during the Policy Period stated above.

5. THE PREMIUM IS AN ADVANCE DEPOSIT PREMIUM AND IS SUBJECT TO A QUARTERLY ADJUSTMENT.

     $100,000 Deposit Premium

6.   POLICY COMPOSITION

     The policy also includes the following endorsements:

         SC 72 00 (ED 07 98) SERVICE CONTRACT AMENDATORY ENDORSEMENT
         IL 70 21 (ED. 11 95) ARIZONA CHANGES--CANCELLATION AND NONRENEWAL

SERVICE CONTRACT REIMBURSEMENT POLICY

In consideration of the payment of the premiums, the statements included in the Declarations and the terms and conditions of this policy, "The Company" provides the following coverage to the "Named Insured."

A. INSURING AGREEMENT

     "The Company" agrees to pay to or on behalf of the "Named Insured" all sums which the "Named Insured" shall become legally obligated to pay under "Designated Contracts" in accordance with the terms of this policy. "The Company" shall not have any duty to defend the "Named Insured" in any lawsuit or other judicial or administrative proceeding involving the "Named Insured."

B. DEFINITIONS

     "NAMED INSURED" means the individual or firm named as the "Named Insured" in the Declarations.

     "DESIGNATED CONTRACT(S)" means a "Contractual Obligation" between the "Named Insured" and a "Contract Holder" provided that 1) the form of the "Designated Contract" is approved in writing by "The Company"; and 2) the proper premium is timely paid.

     "CONTRACTUAL OBLIGATION" means the "Named Insured's" obligation to properly repair or replace covered components and their parts by a "Repair Facility" in accordance with the terms of the "Designated Contracts." No other obligations or liabilities, which may arise from "Designated Contracts," are insured by this policy. The amount of a "Contractual Obligation" shall not exceed the liability provided under the "Designated Contracts."

     "CONTRACT HOLDER" means any person or legal entity that legally acquires the rights of ownership to a "Designated Contract" from the "Named Insured" or as a qualified transferee.

     "NONPAYMENT OF PREMIUM" means failure by the "Named Insured" to pay premiums to "The Company" and includes failure by the "Named Insured" to implement a rate change within one hundred and eighty (180) days of written notification of such change by "The Company" to the "Named Insured."

     "THE COMPANY" means American Motorists Insurance Company.

     "CONTRACT HOLDER CLAIM" means a claim by a "Contract Holder" that constitutes a "Contractual Obligation."

     "LOSS" means expenses incurred by the "Named Insured" or expenses incurred on behalf of the "Named Insured" in the performance of a "Contractual Obligation."

     "REPAIR FACILITY" means a person or organization authorized by the "Named Insured" to perform services under "Designated Contracts."

C.   PREMIUMS

     The premium stated in the Declarations is the deposit premium for coverage under this policy. The specific premium amounts for the "Designated Contracts" covered hereunder is scheduled as an endorsement to the policy.

D.   SETTLEMENT OF COMPANY'S LIABILITY

     "The Company" agrees to pay to or on behalf of the "Named Insured" the reasonable and customary cost of repairing or replacing components and their parts by a "Repair Facility" covered by valid "Designated Contracts," subject to the terms and conditions of such "Designated Contracts" and this policy. If the "Named Insured" fails to pay any valid claim under a "Designated Contract" within sixty (60) days after it is reported to the "Named Insured," the "Contract Holder" may make a direct claim against "The Company." Bankruptcy or insolvency of the "Named Insured" or "Named Insured's" estate shall not relieve "The Company" of any of its obligations hereunder. In no event shall "The Company's" duty continue unless an acceptable substitute administrator or receiver is appointed by a competent jurisdiction to undertake the "Named Insured's" duties.

E.   EXCLUSIONS

     This policy does not apply to any liability of the "Named Insured":

     1. For any and all third party damages or claims other than those which are covered by the terms of the "Designated Contracts." These damages not covered include, but are not limited to, bodily injury, property damages, or punitive or exemplary damages for bad faith arising out of work performed by or on behalf of the "Named Insured" under such "Designated Contracts."

     2. For "Designated Contracts" that have not been previously approved by "The Company" in writing or for "Designated Contracts" for which "The Company" has not been fully paid the premium.

     3. For breach of any and all expressed warranties or implied warranties of fitness or merchantability.

     4.   For any and all liabilities for negligence.

     5. For the fees, costs, and expenses of any product recall arising from a deficiency in the performance or safety of the vehicle declared in the "Designated Contracts," including the cost of parts and labor associated with such recall.

     6. For any costs which are recoverable by the "Contract Holder" from other insurance or any other source.

     7. For any and all liabilities or obligations extending to anyone other than the "Contract Holder."

     8. For any and all obligations, liabilities or claims of the "Named Insured" arising from any fraudulent, dishonest or criminal act of the "Named Insured" or for such acts arising from any of the "Named Insured's" agents, directors, officers or employees or from any "Repair Facility" whether the "Repair Facility" is authorized to perform the repair or not.

     9. For any duty to defend the "Named Insured" in any lawsuit or other judicial or administrative proceeding involving the "Named Insured."

F.   ASSIGNMENT

     Assignment of interest under this policy by the "Named Insured" shall not bind "The Company" until its consent is endorsed thereon.

G.   CONDITIONS

     The "Named Insured" shall report to "The Company" within thirty (30) days following the end of each month the number of "Designated Contracts" issued during the previous month and remit the premium due as set forth in the policy. In no case will a "Designated Contract" reported later than ninety
     (90) days from its inception be covered by the policy. The report will be in a form reasonably satisfactory to "The Company."

     Premium - The premium for such "Designated Contracts" shall be determined in accordance with the rates on file with "The Company." These rates shall remain in effect until modified by "The Company" and provided that at least one hundred and eighty (180) days prior written notice of the change shall have been given to the "Named Insured."

     In the event of cancellation of this policy by either the "Named Insured" or "The Company," the premium paid by the "Named Insured" from the inception through the cancellation of this policy shall be deemed to be fully earned since "The Company's" liability shall continue beyond the cancellation date until all "Designated Contracts" issued during the term of this policy have expired.

     Fraud and Misrepresentation - This policy shall be void if the "Named Insured" has concealed or misrepresented any material fact or circumstance concerning this insurance or the coverage provided under the "Designated Contract."

     Payment for Loss - Payment for "Loss" may not be required until thirty (30) days after proof of "loss" is filed and the amount is determined as provided in this policy.

     Recoveries - After payment of "Loss" by "The Company," all amounts recovered by "Named Insured" for which "Named Insured" has been indemnified shall become the property of and be forwarded to "The Company" by the "Named Insured," up to the total amount of "Loss" paid by "The Company." Additionally, "The Company" shall have the right of subrogation for any amount of "Loss" paid.

     The "Named Insured" will be required to report claims from "Designated Contracts" to "The Company" on a monthly basis. "The Company" and the "Named Insured" shall agree upon the format of such a report.

     This policy, including the terms, conditions, limitations, exceptions and exclusions together with the endorsements and attached papers, if any, constitutes the entire policy of insurance. No change in this policy shall be valid unless in the form of an endorsement issued and forming part of this policy and signed by an authorized representative of "The Company."

     Bankruptcy or insolvency of "Named Insured," or "Named Insured's" estate, shall not relieve "The Company" of any of its obligations hereunder, provided that in no event shall "The Company's" duty continue unless an acceptable substitute administrator or receiver shall be appointed by a competent jurisdiction to undertake "Named Insured's" duties.

     Territory - This policy covers the "Named Insured" for "Designated Contracts" issued in the United States and Canada.

H.   CANCELLATION OR CHANGE

     "The Company" has the right to modify the rates attached to and made a part of this policy. "The Company" must provide the "Named Insured" one hundred and eighty (180) days written notice of a rate change. Such rate change will apply only to "Designated Contracts" sold on or after the effective date of the rate change.

     "The Company" shall have the right to cancel this policy after fifteen (15) days written notice for nonpayment of premium or for a false statement knowingly made by the "Named Insured" on the application for insurance by mailing via certified mail, return receipt requested, to the "Named Insured," at the address shown in the Declarations section of this policy, written notice when such cancellation shall be effective.

     "The Company" shall have the right to cancel this policy after one hundred and eighty (180) days written notice. Written notice of such cancellation shall be made via certified mail, return receipt requested. The "Named Insured" has the right to cancel this policy by mailing to "The Company" or its authorized agent immediate written notice of its intent to do so. The "Named Insured's" cancellation shall be effective on the date stated in the written notice but not less than one hundred and eighty (180) days following receipt by "The Company" unless mutual agreement is reached by the parties for an earlier date. Delivery of such written notice, either by the "Named Insured" or "The Company," shall be equivalent to mailing.

     All premiums shall be fully earned by "The Company," regardless of whether termination is effected by the "Named Insured" or "The Company," subject to the provisions of Section C.

I.   EFFECT OF CANCELLATION

     In the event of cancellation of this policy, "The Company" shall remain liable for all of its duties and obligations pertaining to active
     "Designated Contracts," including, without limitation, the payment of claims to the "Named Insured," as previously described hereunder, with respect to any "Designated Contracts" issued by the "Named Insured" prior to the effective date of cancellation, as long as all policy requirements are met by the "Named Insured."

     Cancellation shall not relieve the "Named Insured" of any of its duties or obligations under this policy, or its "Designated Contracts," with respect to any "Designated Contracts" issued by the "Named Insured" prior to the effective date of termination.

J.   INSPECTION AND AUDIT RIGHTS

     "The Company" and the "Named Insured" shall have the right to inspect and examine the other's premises, books and other records (insofar as they relate to the insurance provided by this policy), at any time during the policy period or any extension thereof, and within five (5) years after the final termination of this policy, and to verify any statements made or submitted by or on behalf of the other.

K.   ACTION AGAINST THE COMPANY

     No action shall lie against "The Company" unless, as a condition precedent thereto, there shall have been full compliance with all of the terms of this policy, nor until the amount of the "Named Insured's" obligation to pay shall have been finally determined either by judgment against the "Named Insured" after actual trial or by arbitration or written agreement of the "Named Insured," the claimant and "The Company."

     Any person or organization or the legal representative thereof who has secured such judgment or arbitration award or written agreement shall thereafter be entitled to recover under this policy to the extent of the insurance afforded by this policy. No person or organization shall have any right under this policy to join "The Company" as a party to any action against the "Named Insured" to determine the "Named Insured's" liability, nor shall "The Company" be impleaded by the "Named Insured," or its legal representative.

L.   AMENDMENTS

     Notice to any agent or knowledge possessed by any agent or by any other person shall not effect a waiver or amendment in any part of this policy or stop "The Company" or the "Named Insured" from asserting any right under the terms of this policy.

M.   THE NAMED INSURED'S DUTIES IN THE EVENT OF CLAIM

     In the event of an occurrence likely to give rise to a claim hereunder, the "Named Insured" shall send to "The Company" written notice containing particulars sufficient to identify the "Named Insured," the "Contract Holder" and also reasonably obtainable information with respect to the claim as soon as practicable, but in no event later than (30) days after notification of claim or loss is received by the "Named Insured." The "Named Insured" and "The Company" shall agree upon the format of reporting.

     If any suit is brought against the "Named Insured" related to the terms of the "Designated Contract," then "The Company" shall remain informed of developments, and copies of every demand, notice, and summons received by the "Named Insured" shall be forwarded to "The Company." This shall in no way be construed as a commitment to bear those costs that are excluded by Section E. EXCLUSIONS.

     The "Named Insured" agrees to report to "The Company" all paid and reported "Contract Holder Claims" on a monthly basis, pursuant to Section G of this policy.

N.   SUBROGATION

     In the event of any payment by "The Company" under this policy, "The Company" shall be subrogated to all the "Named Insured's" rights of recovery therefor against any person or organization and the "Named Insured" shall execute and deliver instruments and papers and do whatever else is necessary to secure such rights. The "Named Insured" shall do nothing after payment of a loss to prejudice such rights.

O.   LIMITS OF INSURANCE

     This policy will reimburse the "Named Insured" an amount not to exceed the fair market value of the vehicle declared in the "Designated Contracts" for any single claim.

     In WITNESS WHEREOF, "The Company" has caused this policy to be executed and attested, but this policy shall not be valid unless countersigned by a duly authorized representative of "The Company."

SERVICE CONTRACT AMENDATORY ENDORSEMENT

ATTACHED TO AND FORMING PART OF POLICY NUMBER: 3AB 046337

     Named Insured:

MECHANICAL BREAKDOWN ADMINISTRATORS, INC., A DELAWARE CORPORATION
MECHANICAL BREAKDOWN ADMINISTRATORS, INC. OF ARIZONA

This endorsement is effective 07/ 01/ 00, and amends the terms and conditions of Policy Number 3AB 046337

A. It is hereby understood and agreed that Section C. PREMIUMS contained in the policy is deleted in its entirety and is amended to read as follows:

     PREMIUMS

     The premium stated in the Declarations is the deposit premium for coverage under this policy. The specific premium amount for each "Designated Contract" covered hereunder is as per endorsement per "Designated Contract" sold during the term of this policy. The "Named Insured" shall make premium payments on the first day of a calendar quarter reduced by the deposit premium.

B. It is hereby understood and agreed that Section D. SETTLEMENT OF COMPANY'S LIABILITY contained in the policy is deleted in its entirety and is amended to read as follows:

     SETTLEMENT OF COMPANY'S LIABILITY

     "The Company" agrees to pay the "Named Insured" all sums, which the "Named Insured" becomes legally obligated to pay as claims arising from the reasonable and customary costs as covered by valid "Designated Contracts," subject to the terms and conditions of such "Designated Contracts" and the terms and conditions of the Self Insured Retention Endorsement attached to and forming part of this policy.

C. It is hereby understood and agreed that the Premium and Payment for "Loss" subparagraphs of Section G. CONDITIONS contained in the policy are deleted in their entirety and are amended as follows:

     The premium for such "Designated Contract(s)" shall be as per endorsement, per "Designated Contract(s)" sold. The as per endorsement, rate shall remain in effect until modified by "The Company," and provided that at least as per endorsement days prior written notice of the change shall have been given to the "Named Insured."

     Payment for Loss - Payment for "Loss" may not be required until the Self Insured Retention described in the Self Insured Retention Endorsement has been exhausted and then only after proof of "Loss" is filed and the amount is determined as provided in this policy.

     All other terms and conditions remain unchanged and are in full force and effect.

ARIZONA CHANGES -- CANCELLATION AND NONRENEWAL

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

This endorsement modifies insurance provided under the following:

BOILER AND MACHINERY COVERAGE PART
BUSINESSOWNERS POLICY
COMMERCIAL CRIME COVERAGE PART*
COMMERCIAL GENERAL LIABILITY COVERAGE PART
COMMERCIAL INLAND MARINE COVERAGE PART
COMMERCIAL PROPERTY COVERAGE PART
ELECTRONICS ERRORS AND OMISSIONS LIABILITY COVERAGE PART
FARM COVERAGE PART
LIQUOR LIABILITY COVERAGE PART
POLLUTION LIABILITY COVERAGE PART
PRODUCTS-COMPLETED OPERATIONS LIABILITY COVERAGE PART

* This endorsement does not apply to coverage provided for employee dishonesty (Coverage Form A) or public employee dishonesty (Coverage Forms O and P).

A. The following is added to the CANCELLATION Common Policy Condition (and applies except in situations where B., below, applies):

     7.   CANCELLATION OF POLICIES IN EFFECT FOR 60 DAYS OR MORE

          If this policy has been in effect for 60 days or more, or if this policy is a renewal of a policy or any coverage part we issued, we may cancel this policy or any coverage part only for one or more of the following reasons:

          a.   Nonpayment of premium;

          b. Your conviction of a crime arising out of acts increasing the hazard insured against;

          c. Acts or omissions by you or your representative constituting fraud or material misrepresentation in the procurement of this policy, in continuing this policy or in presenting a claim under this policy;

          d. Substantial change in the risk assumed, except to the extent that we should have reasonably foreseen the change or contemplated the risk in writing the contract;

          e.   Substantial breach of contractual duties or conditions;

          f. Loss of reinsurance applicable to the risk insured against resulting from termination of treaty or facultative reinsurance initiated by our reinsurer or reinsurers;

          g. Determination by the Director of Insurance that the continuation of the policy would place us in violation of the insurance laws of this state or would jeopardize our solvency; or

          h. Acts or omissions by you or your representative which materially increase the hazard insured against.

B. If the Commercial Property Coverage Part or the Farm Property Coverage Part provides coverage for:

     1. Real property which is used predominantly for residential purposes and consist of one through four dwelling units; and/ or

     2. Personal property (except business or farm personal property) of a person residing in such real property the following provisions apply (instead of those provided in item A. above) with respect to cancellation of such coverage:

     If this policy or coverage part has been in effect for 60 days or more, or is a renewal of a policy we issued, we may cancel only for one or more of the following reasons:

     a.   Nonpayment of premium;

     b. Your conviction of a crime arising out of acts increasing the hazard insured against;

     c. Acts or omissions by you or your representative constituting fraud or material misrepresentation in obtaining the policy or this coverage part, continuing the policy

          If we cancel this policy or any coverage part based on one or more of the above reasons, we will mail by certified mail to the first Named Insured, and mail to the agent, if any, written notice of cancellation stating the reasons for cancellation. We will mail this notice to the last mailing addresses known to us, at least:

          a. 10 days before the effective date of cancellation if we cancel for nonpayment of premium.

          b. 60 days before the effective date of cancellation if we cancel for any of the other reasons.

          or this coverage part, or presenting a claim under the policy or this coverage part;

     d. Discovery of grossly negligent acts or omissions by you substantially increasing any of the hazards insured against;

     e. Substantial change in the risk assumed by us, since the policy or this coverage part was issued, except to the extent that we should reasonably have foreseen the change or contemplated the risk in writing the contract;

     f. A determination by the Director of Insurance that the continuation of the policy or this coverage part would place us in violation of the insurance laws of this state; or

     g. Your failure to take reasonable steps to eliminate or reduce any conditions in or on the insured premises which contributed to a loss in the past or will increase the probability of future losses.

     If we cancel this policy or this coverage part based on one or more of these reasons, we will mail written notice of cancellation, stating the reason(s) for cancellation, to the first Named Insured. We will mail this notice to the last mailing address known to us, at least:

     1) 10 days before the effective date of cancellation if we cancel for nonpayment of premium.

     2) 30 days before the effective date of cancellation, if we cancel for any of the other reasons.

C.   The following is added and supersedes any provision to the contrary:

     NONRENEWAL

     1. If we elect not to renew this policy or any coverage part, we will mail by certified mail to the first Named Insured, and mail to the agent, if any, written notice of nonrenewal. We will mail this notice to the last mailing addresses known to us at least 60 days prior to the expiration of this policy or any coverage part.

     2. If notice is mailed, proof of mailing will be sufficient proof of notice.

     3. If either one of the following occurs, we are not required to provide written notice of nonrenewal:

          a. We or a company within the same insurance group has offered to issue a renewal policy; or

          b. You have obtained replacement coverage or agreed in writing to do so.

D. If the Commercial Property Coverage Part or the Farm Property Coverage Part provides coverage for:

     1. Real property which is used predominantly for residential purposes and consists of one through four dwelling units; and/ or

     2. Personal property (except business or farm personal property) of a person residing in such real property the following provisions apply (instead of those provided in item C. above) with respect to nonrenewal of such coverage:

     1. If we elect not to renew, we will mail written notice of nonrenewal, to the first Named Insured. We will mail this notice to the last mailing address known to us, at least 30 days before the end of the policy period. Proof of mailing will be sufficient proof of notice.

     2. If either one of the following occurs, we are not required to provide notice of nonrenewal:

          a.   You have agreed to nonrenewal; or

          b.   You have accepted replacement coverage.

     3. If our nonrenewal is based on the condition of the premises, you will be given 30 days' notice to remedy the identified conditions. If the identified conditions are remedied, coverage will be renewed. If the identified conditions are not remedied to our satisfaction, you will be given an additional 30 days, upon payment of premium, to correct the defective condition.

E.   The following Condition is added:

     RENEWAL

     1. If we elect to renew this policy and the renewal is subject to any of the following:

          a.   Increase in premium;

          b.   Change in deductible;

          c.   Reduction in limits of insurance; or

          d.   Substantial reduction in coverage;

          we will mail or deliver written notice of the change(s) to the first Named Insured, at the last mailing address known to us, at least 60 days before the anniversary or expiration date of the policy.

     2.   If renewal is subject to any  condition  described in 1. a. through 1.
          d. above, and we fail to provide notice 60 days before the anniversary or expiration date of this policy, the following procedures apply:

          a. The present policy will remain in effect until the earlier of the following:

               1)   60 days after the date of mailing or delivery of the notice;
                    or

               2) The effective date of replacement coverage obtained by the first Named Insured.

          b. If the first Named Insured elects not to renew any earned premium for the period of extension of the terminated policy will be calculated pro rata at the lower of the following rates:

               1)   The rates applicable to the terminated policy; or

               2)   The rates presently in effect.

          c. If the first Named Insured accepts the renewal, the premium increase, if any, and other changes are effective the day following this policy's anniversary or expiration date.

THIS ENDORSEMENT MUST BE ATTACHED TO A CHANGE ENDORSEMENT WHEN ISSUED AFTER THE POLICY IS WRITTEN.

Includes copyrighted material of the Insurance Services Office with its permission.